Exhibit 99.1

IMAGE ENTERTAINMENT RECEIVES ADDITIONAL $200,000 FROM NYX ACQUISITIONS

Total Deposit from Nyx for Business Interruption Fee Reaches $2.3 million; Nyx Cures Breach of Amended Merger Agreement

CHATSWORTH, Calif., March. 7, 2009 – Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, announced today that Nyx Acquisitions delivered the remaining $200,000 to a trust account for the benefit of Image as additional security for the business interruption fee. Image notified Nyx that the delivery of the $200,000 cured the breach of the amended merger agreement.

Under the amended merger agreement Nyx agreed to increase the amount of the business interruption fee to $2.3 million and deposit an additional $500,000 as security for the payment of the business interruption fee in exchange for an extension of the merger closing date to March 20, 2009. On Wednesday, March 4, Nyx paid $300,000 of the $500,000 deposit.

A spokesperson for Image said, “We realize how frustrating this extended process has been for our shareholders. The challenging economic climate and the crisis in the financial markets has delayed the consummation of the pending merger. However, we have avoided terminating the agreement with Nyx Acquisitions because we still believe this course of action is in the best interests of Image Entertainment and its shareholders. Image’s Board remains committed to this transaction, and we believe that we are progressing toward our shared goal.”

Under the terms of the amended merger agreement, Nyx will purchase 100% of Image’s outstanding shares of common stock for $2.75 in cash.

About Image Entertainment:
Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with approximately 3,500 exclusive DVD titles and approximately 370 exclusive CD titles in domestic release and approximately 600 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., has digital download rights to approximately 2,000 video programs and over 300 audio programs containing more than 4,500 tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, among other things, our inability to raise additional working capital, changes in debt and equity markets, increased competitive pressures, changes in our business plan, and changes in the retail DVD and entertainment industries. For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K, and our most recent Quarterly Report on Form 10-Q. In addition, we may not be able to complete the proposed transaction on the proposed terms or other acceptable terms, or at all, due to a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted against Image Entertainment and others following announcement of the proposal or the merger agreement; (3) the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of other required regulatory approvals; (4) the failure to obtain the necessary financing provided for in commitment letters received prior to execution of the definitive agreement; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (6) the ability to recognize the benefits of the merger; (7) the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; and (8) the impact of the substantial indebtedness incurred to finance the consummation of the merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict.

Unless otherwise required by law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contact:	Steve Honig The Honig Company, Inc. 818-986-4300 press@honigcompany.com